TOUCHSTONE VARIABLE SERIES TRUST

RULE 18F-3
MULTIPLE CLASS PLAN

Touchstone Variable Series Trust (the “Trust”), a registered investment company that currently consists of a number of separately managed series, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of units of beneficial interest (“Shares”) in certain of its series as set forth on Schedule A hereto (each a “Fund” and together the “Funds”) to persons who may from time to time beneficially own Shares (“Shareholders”). The Board of Trustees of the Trusts (the “Trustees”) may add Funds to and/or delete Funds from Schedule A, or discontinue the offering of classes of Shares of the Funds, from time to time.
A.Attributes of Share Classes
1.The rights of each class of Shares of the Funds shall be as set forth in the respective Certificate of Class Designation for each class (each a “Certificate”) as each such Certificate is approved by the Trustees and attached hereto as an Exhibit.
2.With respect to each class of Shares created hereunder, each Share of a Fund will represent an equal pro rata interest in the Fund’s assets and liabilities, including income, realized gains and losses, and unrealized appreciation and depreciation, and will have identical terms, conditions, rights, and obligations, except (i) as set forth in the Certificate relating to such class; (ii) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (iii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in a Fund’s current prospectus, as supplemented (“Prospectus”); and (iv) Shareholders of each class will have exclusive voting rights regarding any matter submitted to Shareholders that relates solely to such class (such as a 12b-1 Plan, defined below), and will have separate voting rights on any matter submitted to Shareholders in which the interests of that class differ from the interests of any other class.
B.Expense Allocations
With respect to each Fund, the expenses of each class shall be allocated as follows: (i) each class will bear the expenses of the Fund’s operations which are directly attributable to such class, incurred in a different amount by that class, or to the extent that the class receives services of a different kind or to a different degree than other classes (“Class Expenses”), provided that Class Expenses shall not include advisory fees or other expenses related to the management of the Fund’s assets or custodial fees; (ii) each class will separately bear any distribution fees that are payable in connection with a distribution plan regarding that class adopted pursuant to Rule 12b-1 under the 1940 Act (a “12b-1 Plan”), and separately bear any other service fees that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of the 12b-1 Plan; and (iii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class.
Non-class specific expenses of a Fund shall be allocated on the basis of the relative net assets of the classes thereof.
C.Amendment of Plan; Periodic Review
This Plan must be amended to properly describe (through additional Exhibits hereto) each new class of Shares upon its approval by the Trustees.

The Trustees, including a majority of the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act, must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan. In approving any material amendment to the Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Trust, must find that the amendment is in the best interests of each class individually and the Trust as a whole.
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As Adopted: February 12, 2019

EXHIBIT A

CERTIFICATE OF CLASS DESIGNATION

Class SC Shares

1.Class-Specific Servicing Arrangements; Other Expenses.

Class SC Shares are offered at the then-current net asset value without a sales charge. Class SC Shares are subject to annual shareholder service fees as set forth in a Fund’s shareholder services plan and current Prospectus.
2.Eligibility of Purchasers

    Class SC Shares are available through the purchase of a variable annuity contract or variable life policy as set forth in a Fund’s current Prospectus.

3.Exchange Privileges

Class SC Shares do not have an exchange feature.

4.Voting Rights

    Each Class SC shareholder will have one vote for each full Share held and a fractional vote for each fractional Share held. Class SC shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class SC (such as a 12b-1 Plan), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class SC shareholders differ from the interests of holders of any other class.

5.Conversion Rights

    Class SC Shares do not have a conversion feature.

EXHIBIT B

CERTIFICATE OF CLASS DESIGNATION

Class I Shares

1.Class-Specific Distribution and Servicing Arrangements; Other Expenses.

    Class I Shares are offered at the then-current net asset value without a sales charge and are not subject to shareholder servicing fees.

2.Eligibility of Purchasers

    Class I Shares are available through the purchase of a variable annuity contract or variable life policy as set forth in a Fund’s current Prospectus.

3.Exchange Privileges

Class I Shares do not have an exchange feature.

4.Voting Rights

    Each Class I shareholder will have one vote for each full Share held and a fractional vote for each fractional Share held. Class I shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class I (such as a Rule 12b-1), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class I shareholders differ from the interests of holders of any other class.

5.Conversion Rights

    Class I Shares do not have a conversion feature.